U.S. SECURITIES AND EXCHANGE COMMISSION

       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person
    Nelson       Nathan
   (Last)       (First)      (Middle)

    John F. Kennedy Int'l Airport, Hangar #17
   ------------------------------------
                (Street)

    Jamaica,  NY        11430
   ------------------------------------
   (City)    (State)    (Zip)


2. Issuer Name and Ticker or Trading Symbol
   TOWER AIR, INC. ("TOWR")

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year



5. If Amendment, Date of Original (Month/Year)
   5/29/98

6. Relationship of Reporting Person to Issuer (Check all applicable) _____ Director _____ 10% Owner
   __X__ Officer   _____ Other
   (give title     (specify
    below)          below)

Chief Financial Officer and Treasurer

Table 1 - Non-Derivative Securities, Acquired, Disposed of, or
Beneficially Owned


1. Title of Security (Instr. 3)



2. Transaction Date
   (Month/Day/Year)



3. Transaction Code
   (Instr. 8)
   Code

4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
   Amount        (A) or (D)       Price



5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)



6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)



7. Nature of Indirect Beneficial Ownership (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(over)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)


 1. Title Derivative Security (Instr. 3)


 2. Conversion or Exercise Price Of Derivative Security


 3. Transaction Date (Month/Day/Year)


 4. Transaction Code (Inst. 8)



 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)



 6. Date Exercisable and Expiration Date (Month/Day/Year)
    Date Exercisable     Expiration Date


 7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title                    Amount or Number of Shares


 8. Price of Derivative Security (Instr. 5)


 9. Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)


10. Ownership Form of Derivative Security: Direct (D) Indirect (I) (Instr.4)


11. Nature of Indirect Beneficial Ownership (Instr.4)


Explanation of Responses:

Voluntary termination of employment as of June 30, 1999.


/s/ Nathan Nelson                         7/15/99
-------------------------------           ------------------
**Signature of Reporting Person           Date


**Intentional misstatements or omissions of fact constitute Federal criminal violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If the space provided is insufficient, see Instruction 6 for procedure.